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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Agile Software Corporation

   We consent to the inclusion in the registration statement on Form S-1 of Agile Software Corporation, of our report dated June 18, 1999, except as to
Note 11, which is as of October 10, 1999, on the financial statements of Digital Market, Inc. as of March 31, 1999 and 1998 and for each of the years in the three-year period ended March 31, 1999.

   Our report dated June 18, 1999, except as to Note 11, which is as of October 10, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

   We also consent to the reference of our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG LLP

Mountain View, California

December 10, 1999